Exhibit 99.1
Reconciliation of non-GAAP financial measures
          Validus Holdings, Ltd. (the “Company”), in certain documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), refers to financial measures including diluted book value per common share and diluted tangible book value per common share. Diluted book value per common share is considered by the Company’s management to be an appropriate measure of its returns to common shareholders, as the Company believes growth in its book value on a diluted basis ultimately translates into growth of its stock price. The Company’s management believes diluted tangible book value per common share is a useful measure for investors to evaluate the value of the Company. Diluted book value per common share and diluted tangible book value per common share are non-GAAP financial measures. Non-GAAP financial measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those determined in accordance with U.S. GAAP. The most comparable U.S. GAAP financial measure is book value per common share. Diluted book value per common share is calculated based on total shareholders’ equity plus the assumed proceeds from the exercise of outstanding options and warrants, divided by the sum of common shares, unvested restricted shares, options and warrants outstanding (assuming their exercise). Diluted tangible book value per common share is calculated based on total shareholders’ equity minus goodwill and other intangible assets plus the assumed proceeds from the exercise of outstanding options and warrants, divided by the sum of common shares, unvested restricted shares, options and warrants outstanding (assuming their exercise). A reconciliation of diluted book value per common share and diluted tangible book value per common share to book value per common share is provided in the table below.

Validus Holdings, Ltd.
Reconciliation of Non-GAAP Financial Measures
Computation of Book Value per Common Share
(U.S. Dollars in thousands, except share and per share information)

	At December 31, 2008
	Equity Amount	Shares	Exercise Price	Book Value per Share
Book Value per Common Share, Reported

Book Value per Common Share
Total shareholders’ equity	$1,938,734	75,624,697		25.64

Diluted Book Value per Common Share
Total shareholders’ equity	$1,938,734	75,624,697	—
Assumed exercise of outstanding warrants	152,316	8,680,149	$17.55
Assumed exercise of outstanding stock options	51,043	2,799,938	$18.23
Unvested restricted shares	—	2,986,619	—

Diluted book value per common share	$2,142,093	90,091,403		23.78

	At December 31, 2008
	Equity Amount	Shares	Exercise Price	Book Value per Share
Tangible Book Value per Common Share, Reported

Tangible Book Value per Common Share
Total shareholders’ equity	$1,938,734	75,624,697		25.64

Goodwill and other intangible assets	(147,610)
Total tangible shareholders’ equity	$1,791,124	75,624,697		23.68

Diluted Tangible Book Value per Common Share
Total tangible shareholders’ equity	$1,791,124	75,624,697	—
Assumed exercise of outstanding warrants	152,316	8,680,149	17.55
Assumed exercise of outstanding stock options	51,043	2,799,938	18.23
Unvested restricted shares	—	2,986,619	—

Diluted tangible book value per common share	$1,994,483	90,091,403		22.14